Exhibit 99.1

GE SeaCo SRL and Subsidiaries and GE SeaCo America LLC

Report of Independent Registered Public
Accounting Firm

Combined and Consolidated

Financial Statements

As of December 31, 2007 and 2006 (restated) and
for the Years Ended December 31, 2007, 2006
(restated) and 2005 (restated)

GE SEACO SRL AND SUBSIDIARIES AND
GE SEACO AMERICA LLC

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS:

Combined and Consolidated Balance Sheets as of December 31, 2007 and 2006 (restated)	3

Combined and Consolidated Statements of Operations for the years ended December 31, 2007, 2006 (restated) and 2005 (restated)	4

Combined and Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 (restated) and 2005 (restated)	5

Combined and Consolidated Statements of Quotaholders’ and Unitholders’ Equity and Other Comprehensive Income/(Loss) for the years ended December 31, 2007, 2006 (restated) and 2005 (restated)	6

Notes to Combined and Consolidated Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Quotaholders and Unitholders
GE SeaCo SRL
Bridgetown, Barbados

We have audited the accompanying combined and consolidated balance sheets of GE SeaCo SRL and subsidiaries and GE SeaCo America LLC (an affiliated limited liability company) (collectively “GE SeaCo” – see Note 1), all of which are under common ownership and common management, as of December 31, 2007 and 2006, and the related combined and consolidated statements of operations, and quotaholders’ and unitholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007.  These financial statements are the responsibility of GE SeaCo’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  GE SeaCo is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on GE SeaCo’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of GE SeaCo SRL and subsidiaries and GE SeaCo America LLC as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the combined and consolidated financial statements, GE SeaCo is in an ongoing arbitration with its quotaholders and unitholders over certain disputes.

As discussed in Note 1f to the combined and consolidated financial statements, the 2005 financial statements have been retrospectively restated for a change in accounting policies adopted by GE SeaCo in that period.

As discussed in Note 14, the combined and consolidated financial statements have been restated in respect of 2006 and 2005 as a result of an error identified in the method of calculation of the allocation of profits relating to GE SeaCo’s domestic operations.

Deloitte & Touche LLP
London, England
April 4, 2008

GE SEACO SRL AND SUBSIDIARIES AND

GE SEACO AMERICA LLC (See Note 1)

COMBINED AND CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND 2006 (restated)

(Dollars in Thousands)

		(Restated)
	2007	2006
ASSETS
CASH AND CASH EQUIVALENTS	$50,542	$24,530
RESTRICTED CASH	16,325	16,507
ACCOUNTS RECEIVABLE – Net of allowances of $7,169 and $7,335 at December 31, 2007 and 2006 respectively	90,308	77,358
ASSET SALE RECEIVABLES	11,943	8,375
PREPAID EXPENSES AND OTHER ASSETS	4,978	3,143
DEFERRED TAX ASSETS	900	1,557
TOTAL CURRENT ASSETS	174,996	131,470

CONTAINERS – at cost, less accumulated depreciation of $304,820 and $229,187 at December 31, 2007 and 2006 respectively	1,440,630	1,170,253
REAL ESTATE AND OTHER FIXED ASSETS – at cost, less accumulated depreciation of $24,284 and $20,315 at December 31, 2007 and 2006 respectively	37,173	20,981
DEFERRED TAX ASSETS	4,895	1,206
OTHER ASSETS	10,058	15,734
TOTAL ASSETS	$1,667,752	$1,339,644

LIABILITIES AND QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY
CURRENT LIABILITIES:
ACCOUNTS PAYABLE	$111,519	$67,033
ACCRUED LIABILITIES	72,881	38,568
DIVIDENDS PAYABLE	799	5,406
AMOUNTS DUE TO PARENT COMPANIES (NOTE 14)	36,765	9,200
CURRENT PORTION OF DEBT	98,198	92,780
TOTAL CURRENT LIABILITIES	320,162	212,987
DEBT	974,329	773,153
DEFERRED TAX LIABILITIES	10,774	3,829
TOTAL LIABILITIES	1,305,265	989,969

COMMITMENTS AND CONTINGENCIES (NOTE 11 & 13)

QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY:
CLASS A, B, C AND E QUOTAS AND LLC UNITS	112,725	112,725
RETAINED EARNINGS (NOTE 14)	259,590	236,690
ACCUMULATED OTHER COMPREHENSIVE (LOSS)/ INCOME	(9,828)	260
TOTAL QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY	362,487	349,675
TOTAL LIABILITIES AND QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY	$1,667,752	$1,339,644

See notes to Combined and Consolidated financial statements

GE SEACO SRL AND SUBSIDIARIES AND

GE SEACO AMERICA LLC (See Note 1)

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2007, 2006 (restated) AND 2005 (restated)

(Dollars in Thousands)

		(Restated)	(Restated)
	2007	2006	2005
REVENUE (including $2,310, $2,736 and $3,179 respectively with Parent Companies)	$337,881	$328,792	$344,781

EXPENSES:
Depreciation	88,307	70,517	69,739
Operating excluding depreciation (including $29,985, $52,741 and $84,276 respectively with Parent Companies)	81,287	91,745	122,919
Selling, general and administrative (including $8,531, $19,584 and $37,088 respectively with Parent Companies)	65,261	64,068	58,165

TOTAL EXPENSES	234,855	226,330	250,823

EARNINGS FROM OPERATIONS BEFORE NET FINANCE COSTS	103,027	102,462	93,958

INTEREST EXPENSE	(54,156)	(52,060)	(43,241)

INVESTMENT AND OTHER (EXPENSE)/ INCOME, NET (including $nil, $5,148 and $nil respectively with Parent Companies)	(8,900)	9,555	12,289

NET FINANCE COSTS	(63,056)	(42,505)	(30,952)

EARNINGS BEFORE INCOME TAXES	39,970	59,957	63,006

PROVISION FOR INCOME TAXES	(13,739)	(6,153)	(3,001)

EARNINGS BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	$26,231	$53,804	$60,005

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES (See Note 1.f)	—	—	(26,197)

NET EARNINGS	$26,231	$53,804	$33,808

See notes to Combined and Consolidated financial statements

GE SEACO SRL AND SUBSIDIARIES AND

GE SEACO AMERICA LLC (See Note 1)

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2007, 2006 (restated) AND 2005 (restated)

(Dollars in Thousands)

		(Restated)	(Restated)
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$26,231	$53,804	$33,808
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	88,307	70,517	69,739
Cumulative effect of changes in accounting principles	—	—	26,197
Other non-cash items	3,503	(3,344)	3,127
Management of operating assets and liabilities:
(Increase)/ decrease in receivables	(8,248)	(2,623)	919
(Increase)/ decrease in prepaid expenses and other assets	(2,002)	401	(184)
Decrease/ (increase) in other assets	5,702	1,618	(7,807)
Increase in accounts payable and accrued liabilities	15,874	41,564	2,242
Increase/ (decrease) in amounts due to parent companies	27,565	(10,013)	(737)
Total adjustments	130,701	98,120	93,496
Net cash provided by operating activities	156,932	151,924	127,304

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(342,844)	(171,533)	(269,325)
Restricted cash refunded/ (deposited) to collateralize debt facilities	182	173	(9,970)
Proceeds from sale of containers and other fixed assets	12,204	12,784	3,538
Net cash used in investing activities	(330,458)	(158,576)	(275,757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(93,273)	(93,771)	(639,619)
Proceeds from the issuance of debt	299,865	87,329	811,125
Payments of Quota B dividend	(7,938)	—	—
Net cash provided by/ (used in) financing activities	198,654	(6,442)	171,506

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	884	334	(75)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	26,012	(12,760)	22,978
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	24,530	37,290	14,312
CASH AND CASH EQUIVALENTS, END OF YEAR	$50,542	$24,530	$37,290

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash transactions:
Cash paid for interest	$55,303	$45,445	$36,945
Cash paid for income taxes	$3,574	$3,640	$1,131

Non cash transaction:
Containers bought but not paid for	$50,576	$15,880	$11,029
Conversion of advances due to parent companies to Class B quotaholders’ equity	$—	$35,255	$—

See notes to Combined and Consolidated financial statements

GE SEACO SRL AND SUBSIDIARIES AND

GE SEACO AMERICA LLC (See Note 1)

COMBINED AND CONSOLIDATED STATEMENTS OF QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME/ (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 (restated) AND 2005 (restated)

(Dollars in Thousands)

	Class A, B, C and E Quotas and LLC Units	(Restated) Retained Earnings	Accumulated Other Comprehensive Income/ (Loss)	Total
BALANCE, JANUARY 1, 2005	$77,470	$143,504	$216	$221,190
Prior period adjustment (See Note 14)	—	10,980	—	10,980
RESTATED BALANCE, JANUARY 1, 2005		154,484		232,170
Comprehensive income: net earnings (restated)	—	33,808	—	33,808
Other comprehensive loss:
Foreign currency translation adjustment	—	—	(6,506)	(6,506)
Interest rate hedge	—	—	(1,944)	(1,944)
Minimum pension liability net of tax of $305	—	—	1,017	1,017
Total comprehensive income				26,375
BALANCE, DECEMBER 31, 2005	77,470	188,292	(7,217)	258,545
Quota B dividend payable	—	(5,406)	—	(5,406)
Contributions to B quota capital account	35,255	—	—	35,255
Comprehensive income: net earnings (restated)	—	53,804	—	53,804
Other comprehensive income:
Foreign currency translation adjustment	—	—	127	127
Interest rate hedge	—	—	3,859	3,859
Minimum pension liability net of tax of $1,496	—	—	3,491	3,491
Total comprehensive income				61,281
BALANCE DECEMBER 31, 2006	112,725	236,690	260	349,675
Quota B dividend payable	—	(3,331)	—	(3,331)
Comprehensive income: net earnings	—	26,231	—	26,231
Other comprehensive loss:
Foreign currency translation adjustment	—	—	2,046	2,046
Interest rate hedge	—	—	(12,134)	(12,134)
Total comprehensive income				16,143
BALANCE DECEMBER 31, 2007	$112,725	$259,590	$(9,828)	$362,487

See notes to Combined and Consolidated financial statements

GE SEACO SRL AND SUBSIDIARIES AND
GE SEACO AMERICA LLC

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.                         Business - Effective May 1, 1998, General Electric Capital Corporation (including its subsidiaries “GE Capital”) and Sea Containers Ltd. (“SCL”) established a joint venture to combine and operate their container leasing activities through GE SeaCo SRL, a Barbados society with restricted liability (the “Society”), and GE SeaCo America LLC, a Delaware limited liability company.  The Society, its subsidiaries and GE SeaCo America LLC are collectively referred to as “GE SeaCo”.  Some of the existing container fleets of GE Capital and SCL are being leased-in to GE SeaCo on an operating basis, and GE SeaCo in turn leases the units out to customers.  Once the containers have reached certain ages and in other agreed upon circumstances, they are thereafter managed by GE SeaCo for the owners or sold at the owner’s request.  GE SeaCo itself purchases new containers to add to the combined fleet.  In addition to the container lease and management agreements with GE Capital and SCL, GE SeaCo contracts with them for certain administrative and other services.  Some of these agreements were for periods of between 7 and 20 years from May 1998, while others were indefinite.  The Services Agreement between SCL and GE SeaCo was terminated effective May 28, 2006 in accordance with the decision made in arbitration.  In connection with resolving certain issues outstanding in this arbitration, an employee secondment agreement between SCL and GE SeaCo was also terminated.  SCL agreed to provide certain transition services and adjustments were made to agreements on other administrative and related services by both SCL and GE Capital (See Note 13).  GE SeaCo also has contracted with SCL from time to time for purchases of containers from SCL factories and services from SCL depots (See Note 8).

b.                       Principles of Consolidation and Combination - The financial statements include the consolidated accounts of the Society and all of its majority-owned subsidiaries and are combined with GE SeaCo America LLC.  All significant intercompany balances and transactions have been eliminated.  The accompanying consolidated and combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

c.                       Cash and Cash Equivalents - Cash and cash equivalents include all cash balances and highly liquid investments having original maturities of three months or less at the time of purchase.

d.                       Restricted cash – Certain of GE SeaCo’s bank facilities require it to hold cash in escrow accounts representing forecast interest charges for specified periods calculated on the outstanding debt at current interest rates.  The amount of cash held in these accounts at December 31, 2007 was $16,325,000 (2006 - $16,507,000).

e.                        Asset Sale Receivables – Represents equipment leased to third parties which is classified as a finance lease.  The balance represents the future lease payments receivable discounted by the interest rate implicit in each lease.  The amount outstanding at December 31, 2007 was $11,943,000 (2006 - $8,375,000) (see Note 3).

f.                        Prior Period Adjustment and changes in accounting policies and principles:

As a result of an error in the accounting for the earnings of GE SeaCo’s domestic operations in prior periods it has been necessary to restate the comparative figures of the accounts.

In 2005 GE SeaCo changed two of its accounting policies as follows:

Repositioning costs - Prior to January 1, 2005, it was GE SeaCo’s policy to defer the costs of repositioning containers and to amortize these costs over a two year period.  As a result of a policy review, management determined that a policy of recognizing these expenses as incurred was also appropriate and required less administrative and systems support to track such costs as may be required by a capitalization policy.  GE SeaCo has changed its accounting policy to recognize these expenses as incurred. This policy change was effective as of January 1, 2005.  The cumulative effect to net earnings in 2005 of this policy change was a reduction to net earnings of $12,289,000, net of tax of $123,000, and is included in the line item “Cumulative Effect of Change in Accounting Principles” in the combined and consolidated statement of operations.

Damage protection plan fees - According to terms of certain leases, a lessee may obtain waivers of its obligation to pay for repairs to a container by the agreement to pay a fixed fee at the end of that container’s lease as stipulated in the lease contract.  Prior to January 1, 2005 it was GE SeaCo’s policy to recognize these fees over the period of the lease. In certain circumstances the payment of such fees may not be collected by GE SeaCo but rather in these circumstances may be collected by GE Capital or SCL. Management determined that a policy of recognizing such fees only when billed by GE SeaCo, on its behalf, would eliminate the need to maintain records to separately monitor arrangements in which such fees may be collected by GE Capital or SCL.  This policy change was effective as of January 1, 2005. The cumulative effect to net earnings in 2005 of this policy change was a reduction to earnings of $13,908,000, net of tax of $139,000, and is included in the line item “Cumulative Effect of Change in Accounting Principles” in the combined and consolidated statement of operations.

g.                     Class B Quota dividend – Class B quotas are entitled to dividends in limited circumstances.  Distributable cash available for dividends on the Class B quotas is in large part determined by net income attributable to containers leased-in to GE SeaCo by the holders and their affiliates (“Class B Net Income”).  To the extent such distributable cash is available, the Board is required to seek, to the extent permissible under Barbados law, to declare and pay quarterly in arrears dividends on the Class B quotas.  Until 2006, Class B Net Income was measured for these purposes solely on a cumulative basis from May 1, 1998.  In 2006, the holders agreed that, for the purposes of issuing supplemental dividends on the Class B Quotas, Class B Net Income would also be measured cumulatively from January 1, 2006, less any positive gain in non-cash working capital related to such containers, also on a cumulative basis from January 1, 2006, not to exceed in any event the cumulative amount of rent reductions granted by the holders and their affiliates from that date.

h.                     Containers, Real Estate and Other Fixed Assets - Containers are recorded at cost and, after allowance for salvage value, are depreciated over their estimated useful lives by the straight-line method.  The estimated useful life of containers is 15 years and for tanks it is 25 years.

Container repair and maintenance costs are expensed as incurred.

Real estate and other fixed assets are recorded at cost and are depreciated over their estimated useful lives by the straight-line method.  The useful lives of other fixed assets range from 5 to 10 years.  Leasehold property is depreciated over the shorter of the estimated useful lives or the respective lease periods.

i.                         Other Assets – The main component of other assets is deferred finance costs.  Deferred finance costs of approximately $9,784,000 (2006 - $10,468,000) represent the cost of arranging loans for the purchase of container assets.  These costs are amortized over the respective terms of the loans using the effective interest rate method.

j.                         Financial assets and liabilities – At December 31, 2007, GE SeaCo has long term debt of $143,360,000 at a fixed annual interest rate of 4.77% which has a fair value of $139,294,000 (see Note 4).  All other financial assets and liabilities are stated at their fair value.

k.                      Foreign Currency Translation - Foreign subsidiary income and expenses are translated into U.S. dollars, GE SeaCo’s reporting currency, at the average rates of exchange prevailing during the year.  The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the rates of exchange on the balance sheet date and the related translation adjustments are included in accumulated other comprehensive income.  No income taxes are provided on the translation adjustments as management does not expect that such gains or losses will be realized.  Foreign currency transactions are translated into the functional currency of the relevant entity at the rates of exchange prevailing at the dates of transaction.  The foreign currency transaction gains and losses are recognized in operations as they occur.   Foreign currency receivables and payables are translated into the functional currency of the relevant entity at the rates of exchange on the balance sheet date and the related translation gains or losses are recognized as earnings or expenses for the year.

l.                         Revenue Recognition – Container rental.  Container assets are revenue-earning under operating leases.  Rental revenues are recognized on a straight-line basis over the life of the respective lease, including free days and incentives.  Advanced billings are deferred and recognized in the period earned.  Receivables are reserved when collection is deemed doubtful.  Late charges are recognized when collected.

m.                   Revenue Recognition – Other Income.  According to the terms of certain leases, lessees may obtain waivers of their obligations to pay for repairs to a container by the agreement to pay a fixed fee which is stipulated in the lease contract.  For such arrangements with a daily fee included in the daily lease rate, income is recognized on a straight-line basis over the life of the respective lease. For such arrangements with a fee payable at the end of a lease, income is recognized once the fee is billed to the lessee.  GE SeaCo also receives income from lessees for the moving and handling of containers to the lessee’s location of choice or where GE SeaCo agrees to accept the drop off of a container at a location other than that originally contractually agreed.  Charges are according to pre-agreed contractual rates.  Revenue is recognized once the service has been performed.   Whenever repair work on a container is attributable to damage caused by the lessee, the repair cost is recharged to the lessee.  Revenue is recognized once the repair estimate has been agreed by the lessee.

n.                     Expense Recognition - Expenses are recorded in the period incurred.

o.                       Investment and Other Income/ Expense, Net - Investment Income/ (Expense) includes (losses)/ gains on the marking to market of interest rate swaps of $(7,563,000) (2006 – $1,204,000, 2005 – 4,826,000).  Other Income/ (Expense) also includes foreign currency transaction exchange (losses)/ gains of $(1,337,000) (2006 - $11,000, 2005 – $392,000).

p.                        Impairment of Long-Lived Assets - In accordance with SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, GE SeaCo reviews its container assets, by container type on a regular basis. An impairment, if any, would be recognized when expected future undiscounted operating cash flows of the assets are lower than their carrying value. In the event that an impairment occurs, the fair value of the related asset is estimated, and GE SeaCo records a charge to earnings calculated by comparing the asset’s carrying value to the estimated fair value.

q.                        Income Taxes - Current income tax is the amount of tax payable or recoverable in respect of the taxable profit or loss for the period.  Taxable profit differs from accounting profit because it excludes items of income or expense recognized for accounting purposes that are either not taxable or deductible for tax purposes or are taxable or deductible in other periods.  Current tax is calculated using tax rates that have been enacted at the balance sheet date.  GE SeaCo recognizes provisions in respect of uncertain tax positions whereby additional current tax may become payable in future periods following the audit by the tax authorities of previously filed tax returns.  Provisions for uncertain tax positions are based upon management’s assessment of the likely outcome of issues associated with assumed permanent differences, interest that may be applied to temporary differences, the possible disallowance of tax credits and penalties and are classified as current liabilities.  Provisions for uncertain tax positions are reviewed regularly and are adjusted to reflect events such as the expiry of limitation periods for assessing tax, administrative guidance given by the tax authorities and court decisions.

Deferred tax is tax expected to be payable or recoverable on differences between the carrying amount of an asset or a liability and its tax base used in the computation of taxable profit. Deferred tax is accounted for using the liability method, whereby deferred tax assets and liabilities are generally recognized for all temporary differences based on enacted tax rates. Deferred tax assets are reduced through the establishment of a valuation allowance at such time as, based on available evidence, it is more likely than not that the deferred tax asset will not be realized.

Deferred tax is provided on temporary differences arising on investments in foreign subsidiaries, except where GE SeaCo intends, and is able, to reinvest such amounts indefinitely.

Tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and GE SeaCo intends to settle its current tax assets and liabilities on a net basis.

In July 2006, the FASB issued Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods.  This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.

GE SeaCo adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. There is no impact on GE SeaCo as a result of the implementation of FIN 48.

r.                          Classification of Interest and Penalties - The group recognizes interest and penalties related to unrecognized tax benefits within the interest expense line and other expense line, respectively, in the accompanying consolidated statement of operations.  Accrued interest and penalties are included within the related liability lines in the consolidated balance sheet.

s.                         Deferred tax on unremitted earnings - The group recognizes deferred taxes on earnings of its affiliates only when agreed plans have been made to remit those earnings.

t.                           Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates include, among others, the allowance for doubtful accounts, depreciation, taxes and contingencies.

u.                       Concentration of Credit Risk - Trade receivables potentially subject GE SeaCo to credit risk.  GE SeaCo extends credit to its customers based upon an evaluation of the customers’ financial condition and credit history and generally does not require collateral.  Due to the large number of customers comprising GE SeaCo’s customer base and their dispersion across different geographical areas, GE SeaCo’s concentration of credit risk is limited.

v.                        Interest Rate Swap Agreements – GE SeaCo is exposed to interest rate risk on its floating rate debt and tries to manage the impact of interest rate changes on earnings and cash flows.  GE SeaCo’s policy is to enter into interest rate swap agreements to reduce the variability in interest rate cash flows due to interest rate risk on floating rate debts.  In accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), GE SeaCo recognizes interest rate swaps as either assets or liabilities measured at fair value.  Gains and losses resulting from changes in fair value are accounted for depending on the use of the derivative and whether it is designated and qualifies for hedge accounting.  To the extent that the interest rate swap is designated and considered to be effective as a cash flow hedge of an exposure to future changes in interest rates, the change in fair value of the instrument is deferred in Accumulated Other Comprehensive Income/ (Loss).  Amounts recorded in Accumulated Other Comprehensive Income/ (Loss) are reclassified to the income statement to match the corresponding cash flows on the underlying hedged transaction.  GE SeaCo does not exclude any component of the derivative’s gain or loss from the assessment of effectiveness in its hedges.  Changes in fair value of any instrument not designated as a hedge or considered to be ineffective are reported in earnings immediately as Investment and Other Income/ Expense.

w.                    Recent Accounting Pronouncements:

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“FAS 157”).  FAS 157 addresses the need for increased consistency in fair value measurements, defining fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  It also establishes a framework for measuring fair value and expands disclosure requirements.  FAS 157 is effective from January 1, 2008.

In February 2008, the FASB issued FSP FAS 157-1, which removes leasing transactions accounted for under Statement 13 and related guidance from the scope of Statement 157. The FSP addresses implementation issues affecting leasing transactions, including those associated with (1) the different definitions of fair value in Statements 13 and 157 and (2) the application of the fair value measurement objective under Statement 157 to estimated residual values of leased properties. The FASB noted in its Basis for Conclusions to Statement 157 that it did not intend to change lease accounting; however, applying the provisions of Statement 157 to leasing transactions may result in unintended changes to lease classification or measurement.

In February 2008, the FASB issued FSP FAS 157-2, which delays the effective date of Statement 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. FSP FAS 157-2 states that a measurement is recurring if it happens at least annually and defines nonfinancial assets and nonfinancial liabilities as all assets and liabilities other than those meeting the definition of a financial asset or financial liability in Statement 159. Paragraphs 9 and 10 of the FSP include examples of items to which the deferral would and would not apply.

GE SeaCo is currently evaluating the impact of the adoption of FAS 157 on its financial position and results of operations.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 gives entities the option to prospectively measure many financial instruments and certain other items at fair value in the balance sheet with changes in the fair value recognized in the income statement. FAS 159 is effective for fiscal years beginning after November 15, 2008, although entities electing to adopt the statement early, which is permissible from January 1, 2007, may designate certain items retrospectively. GE SeaCo is currently evaluating the impact of adoption on its financial position and results of operations.

In March 2007, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”) is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. FAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk–related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. GE SeaCo is currently evaluating the impact of adoption on its financial position and results of operations.

2.                      REAL ESTATE AND OTHER FIXED ASSETS

The major classes of real estate and other fixed assets are as follows (dollars in thousands):

	December 31
	2007	2006
Land and buildings	$1,109	$53
Motor vehicles	1,974	1,968
Fixtures, fittings and office equipment	58,374	39,275
	61,456	41,296
Less: Accumulated depreciation	24,284	20,315
	$37,173	$20,981

The depreciation charge in the year was $5,533,000 (2006 - $5,373,000, 2005 - $2,869,000).

3.                      ASSET SALE RECEIVABLES

The components of asset sale receivables are as follows (dollars in thousands):

	December 31
	2007	2006
Gross asset sale receivables	$16,783	$11,205
Unearned interest income	(4,840)	(2,830)
Asset sale receivables	$11,943	$8,375

Contractual maturities of GE SeaCo’s gross asset sale receivables subsequent to December 31, 2007 are as follows (dollars in thousands):

Year Ending December 31
2008	$5,091
2009	4,835
2010	4,178
2011	1,610
2012	1,069
$16,783

4.                      DEBT

Debt at December 31 consists of the following (dollars in thousands):

	2007	2006

Credit Facilities	$273,360	$129,266
Securitization Facilities	799,167	736,667
	$1,072,527	$865,933

Credit Facilities – On August 30, 2007, GE SeaCo renegotiated its $125,000,000 syndicated secured multi-currency revolving credit facility under which it could borrow on a revolving basis under a commitment period ending February 2009.  The facility was increased to $135,000,000 and the commitment period under a revolving basis was extended to August 2012.  The interest on the facility which had been 1.50% to 1.75% over LIBOR depending on certain debt ratios, was reduced to 0.625% to 1.00% over LIBOR depending on GE SeaCo’s credit rating.  The facility was approximately 1.33% over LIBOR during 2007 (2006 – 1.73%).  At December 31, 2007, $130,000,000 was outstanding under this facility (2006 - $25,000,000).  A second facility, for the purpose of partially financing eligible containers under an export buyer’s credit program, allowed GE SeaCo to borrow, in four consecutive six month tranches up to an aggregate limit of $150,000,000. Each tranche is repayable starting six months after the final day of the availability period in respect of each tranche.  The final days of the availability periods of the tranches were January 26, 2006, July 26, 2006, January 26, 2007 and July 26, 2007.  Repayment is by sixteen equal semi-annual instalments totalling 57% of the amount outstanding at the final day of the availability period of each tranche, and a final payment representing 43% of the amount outstanding at the final day of the availability period of each tranche payable with the last semi-annual instalment.  Interest on the facility is fixed at 4.77%.  At December 31, 2007, $143,360,000 was outstanding under this facility (2006 - $104,266,000).  The fair value of the amount outstanding under this facility using GE SeaCo’s weighted average interest rate excluding this debt of 5.58% was $139,294,000 (2006 - $100,287,000).  Neither of these facilities is guaranteed by GE Capital or SCL.

Securitization Facilities – A bankruptcy-remote 100% owned consolidated GE SeaCo subsidiary (the “Subsidiary”), formed in 2001 to facilitate securitized finance, has three series of notes in issue under a securitized facility.  These notes are not guaranteed by GE Capital or SCL and are non-recourse to GE SeaCo and its other subsidiaries. All series of notes which have been issued by the Subsidiary share a pool of container collateral and are guaranteed as to timely payment of scheduled interest and ultimate payment of principal by a financial guaranty insurance policy from a monoline insurance company.  The first series of notes, originally issued in the face amount of $150,000,000 by the Subsidiary in December 2001, is a revolving note which must be renewed annually or the outstanding balance becomes payable over a ten-year term.  After a 30 day extension period granted on December 18, 2007, the revolving note was last renewed on January 18, 2008 when the face amount was increased to $250,000,000.  As a result of a downgrading of the monoline insurance company’s credit rating, the noteholder required an increased pricing to compensate for its higher costs of funding.  The annual interest costs on these notes, including the insurance wrap, increased to 1.05% over LIBOR, plus an Additional Fee Amount to be determined and applied depending on: 1) the monoline insurance company’s credit rating, 2) whether advances are made by the liquidity provider rather than the noteholder, 3) if a conversion date has occurred (see below), or 4) if the commitment decreases to $200,000,000 or less.  Depending on all the above, the Additional Fee Amount is a maximum of 2.40%.  At present, due to the monoline insurance company current rating, the Additional Fee Amount is 1.15%, meaning the annual interest cost on these notes including the insurance wrap is 2.20% over LIBOR.  It must next be renewed by January 16, 2009, or it will convert to its term period.  If the revolving period is not renewed, interest including the insurance wrap on the facility, with all other determinants remaining the same, will increase to 1.75% over LIBOR.  At December 31, 2007 $150,000,000 was outstanding under these notes (2006 - $nil).  The second series of notes, issued by the Subsidiary in May 2004, was in the original face amount of $275,000,000.  This 2004 series of term notes is repayable over a ten-year term which commenced in May 2004.  The annual interest cost of these notes including the insurance wrap is 0.55% over LIBOR.  At December 31, 2007, $174,167,000 was outstanding under this series of notes (2006 - $201,667,000).  On December 1, 2005, the Subsidiary issued additional term notes in the original face amount of $600,000,000.  This 2005 series of term notes is repayable over a ten-year term which commenced in December 2005.  The annual interest cost on this 2005 series of notes including the insurance wrap is 0.50% over LIBOR.  At December 31, 2007 $475,000,000 (2006 – $535,000,000) was outstanding under this series of notes.

Substantially all of GE SeaCo’s container assets are pledged as collateral on the credit and securitization facilities described above.

At December 31, 2007 and 2006, $1,072,527,000 and $865,933,000 respectively, was outstanding under all these facilities bearing a weighted average interest rate of 5.39% and 5.66%, respectively.  In addition, GE SeaCo has approximately $5,000,000 in available lines of credit as of December 31, 2007 (2006 – $294,866,000).

At December 31, 2007, GE SeaCo was in full compliance with all the requirements of the credit agreements evidencing its long-term debt.  These requirements included financial covenants to maintain minimum net worth, maintain specified minimum debt service coverage and minimum interest coverage and not to exceed specified leverage.

As a result of the renegotiation of the 2001 securitization facility on January 18, 2008 detailed above, the amount of $150,000,000 which was to mature in 2008 is now due to mature in 2009.  The following reflects the summary of the renegotiated aggregate maturities of debt outstanding at December 31, 2007 (dollars in thousands):

Year Ending December 31
2008	$98,187
2009	248,188
2010	98,187
2011	98,187
2012	228,188
2013 and thereafter	301,590
$1,072,527

A further five year term loan was entered into with Bank of Nova Scotia and NIBC Bank NV for $225,000,000 on March 11, 2008.

5.                      DERIVATIVES

GE SeaCo is exposed to various market risks including changes in interest rates.  As some of GE SeaCo’s indebtedness accrues interest at variable rates, it has exposure to volatility in future cash flows and earnings associated with changes in interest on a portion of its indebtedness.

GE SeaCo’s objective in managing its exposure to fluctuations in interest is to decrease the volatility of its earnings and cash flows caused by changes in underlying rates. To achieve this objective, GE SeaCo enters into derivative financial instruments, specifically interest rate swaps.  By policy, GE SeaCo does not enter into derivative financial instruments with a level of complexity or with a risk that is greater than the exposure to be managed.

As of December 31, 2007, GE SeaCo has entered into interest rate swap agreements to manage the exposure to variability in future cash flows on the interest payments associated with its outstanding securitization facilities, which accrue interest at variable rates based on LIBOR.  These interest rate swaps allow GE SeaCo to receive interest based on LIBOR in exchange for payments of interest at fixed rates.  Two interest rate swap agreement were designated as cash flow hedges and had fixed rates of 4.88% and 5.19%.  The other interest rate swaps, which were not designated as cash flow hedges, had fixed rates of between 3.66% and 5.19%.

The notional amount and fair values of GE SeaCo’s interest rate swaps were as follows (dollars in thousands):

	2007		2006
Cash Flow hedges	Notional amount	Fair value	Notional amount	Fair value

Included within prepaid expenses and other assets:
Interest rate swaps	—		$378,900	$1,882

Included within accrued liabilities:
Interest rate swaps	$355,070	$10,252	—	—

Derivatives not designated as hedges

Included within prepaid expenses and other assets:
Interest rate swaps	—	—	$110,000	$3,171

Included within accrued liabilities:
Interest rate swaps	$220,710	$4,392	—	—

For the years ended December 31, 2007, 2006 and 2005, GE SeaCo recorded an unrealized loss of $12,134,000, an unrealized gain of $3,859,000 and an unrealized loss of $1,944,000, respectively, in accumulated other comprehensive income as a result of the changes in fair market values of its cash flow hedges.  Based on the 12 month LIBOR at December 31, 2007, GE SeaCo expects that an amount of unrealized loss of $2,400,000 retained in accumulated other comprehensive income will be reclassified to earnings as a loss during the year ending December 31, 2008 as hedged interest expense is incurred.  For the year ended December 31, 2007, GE SeaCo recorded losses on interest rate swaps of $7,563,000 as Investment and Other Income/ Expense (2006 – gains of $1,204,000, 2005 – gains of $4,826,000).

6.       PENSION PLANS

For 2005 and part of 2006, GE SeaCo employees participated in two SCL defined benefit pension plans, the Sea Containers 1983 Pension Scheme and the Sea Containers Australia Superannuation Plan (collectively, the “SCL Plans”).  The SCL Plans were multiemployer plans of SCL subsidiaries in which the benefits were based primarily on years of service and employee compensation near retirement.  SCL stated that its policy was to fund these plans in accordance with its interpretation of applicable laws and income tax regulations (“SCL’s funding policy”).

GE SeaCo withdrew from the Sea Containers 1983 Pension Scheme on May 8, 2006.  An amount of $14,850,000 was paid by GE SeaCo to the trustees of the scheme, representing the amount due on withdrawal in accordance with Section 75 of the UK Pensions Act 1995.  This cost is included within sales, general and administrative expenses.  GE SeaCo employees who were members of that scheme will be entitled to pensions based on both their final salaries as at May 8, 2006 and service to that date.

GE SeaCo established its own defined contribution scheme to which it and its employees contribute in respect of service from May 8, 2006.  Contributions to this scheme totaled $842,000 in 2007 (2006 - $594,000).

In respect of the SCL Plans, GE SeaCo recorded its contributions as pension costs pursuant to guidance for multiemployer plan accounting in SFAS 87, Employers’ Accounting for Pensions. GE SeaCo’s pension costs with regard to the SCL Plans during 2006 and 2005 were $479,000 and $1,601,000 respectively.  If GE SeaCo employees had participated in their own single employer defined benefit plans actual funding might have differed from the amounts estimated.

7.       INCOME TAXES

GE SeaCo is subject to Barbados income tax.  GE SeaCo America LLC is treated as a partnership for US tax purposes and the tax and profits flow directly through to the joint venture partners on an equal share basis.  The Society has organized various subsidiaries throughout the world to perform container leasing and monitoring functions.  These subsidiaries are subject to income tax in the local jurisdictions.  The tax rates in these jurisdictions generally range from 16% to 50%.

Income taxes provided by GE SeaCo relate principally to its non-US subsidiaries as pre-tax income is primarily non-US, and GE SeaCo is considered a pass-through entity for US tax purposes.

The provision for income taxes consists of the following (dollars in thousands):

	Current	Deferred	Total
December 31, 2007
United States	$—	$—	$—
Other foreign	9,797	3,942	13,739
	$9,797	$3,942	$13,739

	Current	Deferred	Total
December 31, 2006
United States	$14	$—	$14
Other foreign	9,438	(3,299)	6,139
	$9,452	$(3,299)	$6,153

	2007	2006

Deferred tax liabilities	$(10,774)	$(3,829)

Deferred tax assets	$5,795	$2,763

Net deferred tax liability	$(4,979)	$(1,066)

The amount of tax loss carryforwards is $269,647,230.  Of this amount, $26,479,289 will expire in the five years ending December 31, 2012, while $229,701,352 will expire in the five years ending December 31, 2017.  The remaining losses of $13,466,589 have no expiry date. The gross deferred tax asset recognized in respect of net operating loss carryforwards is $7,282,414 (2006 - $4,046,478).  A valuation allowance of $3,281,014 existed at December 31, 2007 (2006 - $1,339,333) in respect of net operating loss carryforwards for which ultimate realization is doubtful.

GE SeaCo has not provided deferred taxes on cumulative earnings of affiliates based outside of Barbados that have been reinvested indefinitely.  These earnings relate to ongoing operations, and at December 31, 2007 were approximately $12 million.  GE SeaCo has provided for deferred taxes for earnings of non-Barbadian affiliates when plans are adopted to remit those earnings.

As discussed in Note 1q above, GE SeaCo adopted FIN 48 from January 1, 2007.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

2007
Balance at January 1, 2007	$5,600
Additions for tax positions of the current year	—
Additions for tax positions of prior years	6,721
Reductions for tax positions of prior years	—
Settlements with tax authorities	(12,321)
Expiration of the statute of limitations	—
Balance at December 31, 2007	$—

GE SeaCo does not believe that the amount of unrecognized tax benefits will significantly change within twelve months of the reporting date.

GE SeaCo is subject to income tax and files income tax returns in a number of jurisdictions around the world. GE SeaCo is not currently under an income tax audit examination in any of the jurisdictions where it files income tax returns. Statutes are open in the material jurisdictions as follows:

Barbados	9 years
United Kingdom	6 years
Germany	5 years
Australia	4 years

The effective tax rate is not broadly in line with the Barbados statutory rate of between 1% and 2.5% because the charge for the year includes an additional provision for UK corporation tax arising from the conclusion of the tax audit with the UK Revenue Authorities which is offset by earnings generated by subsidiaries for which no consolidated returns may be filed, from different tax rates in other jurisdictions and from earnings outside the US that are not subject to income tax.

8.       RELATED PARTY TRANSACTIONS

In June 2006, SCL, GE Capital, GE SeaCo and their affiliates entered into an Agreement Resolving Certain Issues (“Resolution Agreement”), resolving disputed matters between the parties (See Note 13).  As a result of that agreement, payments by SCL and GE SeaCo (exclusive of the attorneys’ fees payable to GE Capital), including interest resulted in a net amount of $17,864,000 paid to GE SeaCo in 2006.

The payments made by SCL (with interest) included:

(i)            $844,000 ($2,304,000 including interest) relating to rent overcharges at Sea Containers House in addition to $4,309,000 previously refunded by SCL which is not included in the $17,863,400 net amount noted above,

(ii)           $11,049,000 ($13,743,000 including interest) to compensate GE SeaCo for the unauthorized use of its resources in SCL’s independent business of leasing SCL-owned containers to certain customers and certain other businesses and

(iii)          $407,000 ($518,000 including interest) to compensate GE SeaCo for SCL’s improper leasing to a certain customer from its independent business and

(iv)          $2,417,000 for the price of certain equipment improperly purchased from an affiliate of SCL and related costs of positioning and storage ($405,000) (such equipment being transferred to SCL) ($4,038,900 including interest).

The payments made by GE SeaCo to SCL, included:

(a)             $2,310,000 ($2,636,800 including interest) for certain equipment manufactured by an affiliate of SCL and

(b)             $96,500 ($103,700 including interest) for 50 percent of the consulting fees of the former chief executive officer of GE SeaCo.

The payments in resolution of the dispute appeared in the following expense categories in the 2006 Combined and Consolidated Statement of Operations (dollars in thousands):

	SG&A	Operating expenses	Investment and other income	Total

(i) rent overcharges	$844	$—	$1,460	$2,304
(ii) unauthorised use of resources	11,049	—	2,694	13,743
(iii) improper leasing to customer	407	—	111	518
(iv) improper purchase of container	—	405	1,217	1,622
(a) return of equipment	—	—	(327)	(327)
(b) repayment of 50% of fees	(96)	—	(7)	(103)
	$12,204	$405	$5,148	$17,757
iv) transfer of equipment				2,417
(a) purchase of equipment				(2,310)
Net payment to GE SeaCo				$17,864

For the year ended December 31, 2007, GE SeaCo incurred expenses in connection with the lease and management agreements relating to SCL-owned containers provided to GE SeaCo of $7,884,000 (2006 - $13,631,000, 2005 - $24,078,000).  For the year ended December 31, 2007, GE SeaCo was allocated expenses under the services agreement with SCL by which SCL provides management and administration services to GE SeaCo and for which GE SeaCo recognized and paid to SCL amounts of $6,937,000 (2006 - $8,300,000, 2005 - $30,956,000).  For the year ended December 31, 2007, GE

SeaCo incurred $1,463,000 (2006 - $747,000, 2005 - $652,000) in travel costs which were purchased from an SCL subsidiary.  For the year ended December 31, 2007, GE SeaCo incurred publishing expenses of $131,000 (2006 - $725,000, 2005 - $585,000) which were purchased from an SCL subsidiary.  For the year ended December 31, 2007, SCL sold containers from its factories for which GE SeaCo paid $3,784,000 (2006 - $12,555,000, 2005 - $1,375,000).  SCL provided computer equipment to GE SeaCo for $76,000 (2006 – $nil, 2005 – $nil).  SCL provided use of its container repair and storage facilities for which GE SeaCo paid $1,281,000 (2006 - $4,490,000, 2005 – $6,022,000).  At December 31, 2007, $18,113,000 was due to SCL (2006 - $11,138,000) in respect of these transactions.

For the year ended December 31, 2007, GE SeaCo incurred expenses in connection with the lease and management agreements relating to GE Capital-owned containers provided to GE SeaCo of $19,743,000 (2006 - $32,289,000, 2005 - $52,372,000).  For the year ended December 31, 2007,  GE SeaCo incurred expenses under the services agreement with GE Capital and its subsidiaries by which GE Capital and its subsidiaries provide administration and computer services to GE SeaCo and for which GE SeaCo recognized and paid to GE Capital and its subsidiaries net amounts of $1,000,000 (2006 - $4,259,000, 2005 - $6,477,000).  At December 31, 2007, $18,652,000 was due to GE Capital and its subsidiaries (2006 - $12,521,000) in respect of these transactions.

9.       QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY

GE SeaCo America LLC has one class of limited liability company units of which 6,000 were outstanding at December 31, 2007, held 3,000 by GE Capital and 3,000 by Sea Containers America Inc., an SCL subsidiary.  The Society has five classes of capital quotas, with no par value, as follows:

Class A quotas

These are fully voting and participating quotas of which 6,000 were outstanding at December 31, 2007, held 3,000 by GE Capital Container Two SRL, a GE Capital subsidiary, and 3,000 by Quota Holdings Ltd., a wholly owned subsidiary of SCL.

Class B quotas

These are nonvoting quotas of which 6,000 were outstanding at December 31, 2007, held 4,200 by GE Capital Container SRL (“GEC Subsidiary”) and 1,800 by SCL.  Dividend rights are limited to distributable cash from containers leased-in to GE SeaCo by the holders and their affiliates.  These quotas are redeemable by the Society at a price of $1.00 per quota when the leases of those containers terminate.

Class C quota

This is a limited voting and non-participating quota of which 1 was outstanding at December 31, 2007, held by GEC Subsidiary.  The holder may elect an additional member to the Board of Managers of the Society in certain circumstances.  This quota is redeemable by the Society at a price of $0.01 per quota when the holder transfers Class C quota (except to an affiliate) or the holder and its affiliates sell all of their Class A quotas.

GEC Subsidiary exercised its right under the Class C quota to elect an additional member to the Board of Managers of the Society on April 13, 2006.

Class D quotas

These quotas were redeemed in 1999.

Class E quotas

These are limited voting and non-participating quotas of which 200,002 were outstanding at December 31, 2007, held 100,000 by GEC Subsidiary and 100,002 by SCL.  The majority holders may elect an additional member to the Board of Managers of the Society in certain circumstances.  These quotas are redeemable by the Society at a price of $0.01 per quota when any holder transfers Class E quotas (except to an affiliate) or the holder and its affiliates sell all of their Class A quotas.

10.     RENTAL INCOME UNDER OPERATING LEASES

The following are the expected minimum future rentals as at December 31, 2007 under operating leases of containers (dollars in thousands):

Year Ending December 31
2008	$214,509
2009	148,409
2010	100,692
2011	69,583
2012	26,473
2013 and thereafter	1,915
Total	$561,581

11.     COMMITMENTS

Outstanding purchase orders for containers and contracts to purchase other fixed assets at December 31, 2007, were approximately $43,000,000 (2006 - $19,000,000).

Future payments under operating leases in respect of equipment rentals and leased premises are as follows (dollars in thousands):

Year Ending December 31
2008	$18,740
2009	9,050
2010	5,656
2011	3,300
2012	180
2013 and thereafter	180
Total	$37,106

Of the above, related party rental payments for the leased-in container fleet amount to $34,212,000.  For the years ended December 31, 2007, 2006 and 2005, rental expenses for the abovementioned services amounted to $31,220,000, $48,656,000 and $79,629,000 respectively, which were included in operating expenses in the accompanying Statements of Combined and Consolidated Operations.

12.     ACCUMULATED OTHER COMPREHENSIVE LOSS

The accumulated balances for each component of other comprehensive (loss)/ income are as follows (dollars in thousands):

December 31	2007	2006

Foreign currency translation adjustments	$424	$(1,622)
Interest rate hedges	(10,252)	1,882
	$(9,828)	$260

13.     DISPUTES BETWEEN QUOTAHOLDERS/ UNITHOLDERS

Commencing at the inception of the joint venture, pursuant to the Services Agreement dated May 1, 1998 between GE SeaCo and SCL, SCL provided GE SeaCo with certain management and administrative services and received compensation for the provision of those services.  GE Capital and SCL in 2005 and 2006 engaged in an arbitration with respect to certain matters under the Services Agreement.  In an award dated April 28, 2006, the arbitrator terminated the Services Agreement effective May 28, 2006, made certain monetary awards to SCL and GE SeaCo, instructed the parties to resolve the amounts due with respect to certain matters, and awarded to GE Capital as prevailing party its attorneys’ fees.

On June 2, 2006, SCL, GE Capital, GE SeaCo and their affiliates entered into an Agreement Resolving Certain Issues (“Resolution Agreement”), resolving issues left open by the arbitrator and certain other matters.  As a result of that agreement, the existing joint venture agreements, the arbitration award and certain services of SCL were eliminated; however SCL continued to provide other services on a transitional basis.  GE SeaCo’s service subsidiary vacated its space in Sea Containers House during 2007.  Payments by SCL and GE SeaCo (exclusive of the attorneys’ fees payable to GE Capital), including interest through May 31, 2006 resulted in a net amount due to GE SeaCo of $17,863,400, all of which was received by GE SeaCo in 2006 (see also Note 8).

On April 13, 2006 GE Capital exercised its right under the Class C quota to elect an additional member to GE SeaCo’s Board of Managers, which gave it a majority of the board members.

During 2006, GE SeaCo recorded a provision in respect of amounts potentially due to governments of various countries in connection with containers located or sold within those countries.  As a result of further inquiries, adjustments were made in those provisions.  As of December 31, 2007, GE SeaCo maintained a provision of $15,195,000 (2006 - $12,491,000) (which comprises $10,042,000 (2006 - $2,071,000) for GE SeaCo owned or leased-in assets, and $1,417,000 (2006 - $4,796,000) and $3,736,000 (2006 - $5,624,000) for assets managed by it for GE Capital and SCL, respectively, under the Equipment Management Agreements (“EMAs”)).  Pursuant to the EMAs, the components of this provision that relate to assets managed by GE SeaCo for GE Capital and SCL result in similar reductions of the managed fleet distributions payable to GE Capital and SCL as of December 2007.  Accordingly,

the managed fleet distributions payable to GE Capital and SCL as of December 2007 have been reduced by $1,417,000 (2006 - $4,796,000) and $3,736,000 (2006 - $5,624,000) respectively.

SCL has informed GE SeaCo that SCL lacks sufficient information to either confirm or deny the provision for amounts potentially due to governments of various countries in relation to containers located or sold within those countries and accordingly whether the managed fleet distribution adjustment is appropriate and is in the process of seeking further advice on this matter.  On the basis of information seen to date, SCL considers that the provision, if any, should be of a lesser amount.  To the extent it may subsequently be determined that GE SeaCo should reduce the amount of the provision related to assets managed by GE SeaCo for GE Capital and SCL, or eliminate it, GE SeaCo would increase the managed fleet distribution payable to GE Capital and SCL in similar amounts.   Claims with respect to the amounts accrued, other than those accrued with respect to the SCL EMA, are among those being pursued by GE SeaCo and GE Capital in the arbitration described below.

SCL (including the parent company and two of its subsidiaries) filed a voluntary petition for relief under chapter 11 of the US Bankruptcy Code on October 15, 2006 in the U.S. Bankruptcy Court for the District of Delaware.  That case (the SCL Chapter 11) is pending.

In October 2006, GE Capital brought an arbitration claim against SCL, alleging that the departure of James Sherwood from SCL amounted to a “change of control”, as defined in the Members’ Agreement and GE SeaCo’s Articles of Organisation.  A change of control under the agreement and Articles would entitle GE Capital to buy out SCL’s equity in GE SeaCo at fair market value. In a decision handed down on December 6, 2007, the arbitrator found that Mr Sherwood’s departure did not amount to a change of control for the purposes of the Members’ Agreement.  SCL’s disposition or retention of its interests in GE SeaCo will be considered in the SCL Chapter 11.  GE Capital maintains that any such disposition or retention will be subject to the terms and conditions of the Articles of Organisation, the Members’ Agreement and other joint venture documents.

On October 24, 2007, GE SeaCo, GE Capital and related parties commenced an arbitration with SCL and related parties, including subsidiaries not debtors in the SCL Chapter 11, alleging, among other things:

1)        Overcharging by $2,285,000 in respect of public relations and publishing services provided by an SCL subsidiary that is not a debtor in the SCL Chapter 11.

2)        Overpayments to SCL in respect of its EMA fleet (the EMA Overpayment claim).  In early 2007, GE SeaCo discovered an error in the allocation of the profits of its domestic operations from the inception of the joint venture.  The amounts recorded on the books of GE SeaCo were not in accordance with the EMAs and other joint venture documents.  Instead, since inception of the joint venture through 2006, GE SeaCo first attributed the domestic business’s revenues to the EMA, Pooled and Owned fleets on the basis of purported intercompany lease costs and then made a fixed quarterly manual adjustments to redistribute certain of the remaining combined earnings of the domestic businesses from the Pooled fleet to the other fleets.  The EMAs and the other joint venture documents required allocation on the basis of end-user not intercompany lease revenues and actual costs of the applicable units.  As part of the arbitration case, GE SeaCo’s counsel employed forensic accountants to investigate the alleged misallocation of domestic fleet profits.   Their report states that the SCL EMA fleet benefited by $15,137,000 while the GE Capital EMA fleet  was disadvantaged by $101,000 and the GE SeaCo fleets holding owned or leased-in assets were disadvantaged by $15,036,000 before the effect of management fees.  In October 2006, an SCL subsidiary that is not a debtor in the SCL Chapter 11, among other things, assumed all of the obligations of SCL under the SCL EMA and reported that it obtained title to substantially all of SCL’s EMA fleet.  For December 31, 2007, after accounting for management fees of $577,000 on the adjustment, GE SeaCo reduced Amounts Due to Parent Companies by $14,459,000 and increased retained earnings by $14,459,000 via a prior period adjustment (see Note 14).  A further amount of $4,094,000 has been withheld from payment to SCL to partially cover accumulated interest on this amount, meaning a total amount of $18,553,000 has been withheld and placed in an unrestricted but segregated bank account of GE SeaCo and is included in cash and cash equivalents.

3)        Financial and operational mismanagement.

4)        Overcharging in respect of rent and other charges.  $750,000 has been claimed for overcharging of rent for the New York office.  Other claims include overcharges for rent at other SCL locations and the failure to provide the promised level of services by regional managers.

5)        Misapplication of the Net Earnings-Based Repair Approval System (“NEBRAS”) model resulting in higher payments of Master Lease Agreement (“MLA”) rent to SCL and payment by GE SeaCo of expenses for units that should have been paid by SCL. The NEBRAS model is used, among other things, to determine when units are moved from the MLA fleet to the EMA fleet. Expenses in the former fleet are paid by the joint venture, while expenses in the latter are paid by the owners of the units.

6)        GE SeaCo is also seeking to recover $56,000,000 (being 8 years at $7,000,000 per annum) in fees for certain “Corporate Services” paid to SCL under the Services Agreement, in part based on the preceding claims.

These preliminary claim amounts may be revised either upwards or downwards, and estimates may be available for claims that have not yet been quantified, following the completion of discovery, and the progress of the arbitration generally.  Any amount awarded against SCL would be a debt in the SCL Chapter 11.  However, certain of the claims, such as the claim with respect to the EMA Overpayment claim, have been brought against subsidiaries of SCL that are not debtors and GE SeaCo does not have information that such subsidiaries are insolvent.  Other claims, such as the claim to recover the Corporate Services fees, are against the debtors in the SCL Chapter 11 so the recoverable amount with respect to such claims may be materially lower than any amount awarded in the arbitration, depending on the distributions in the SCL Chapter 11.

The claims made in this arbitration are in addition to those which were addressed in the April 28, 2006 arbitration award against SCL. SCL claims that all but the EMA Overpayment claim are barred by virtue of that arbitration.

SCL has filed a counterclaim in the arbitration in which it asserts that GE SeaCo has improperly withheld payments due to SCL and an SCL subsidiary for EMA rent and sales.  SCL claims all amounts that have been withheld as described above and claims that if any recalculation of the amounts due under the SCL EMA is done it would be entitled to an additional $5,600,000 plus whatever interest is permitted.  With regard to the report prepared by forensic accountants employed by GE SeaCo counsel and the reduction in Amounts due to Parent Companies and increased retained earnings discussed in this note reflecting the calculations in that report, SCL has not yet been able to complete its evaluation of that report and has made clear that it is reserving all rights and defenses in the arbitration.  SCL also contends in its counterclaim that GE SeaCo misapplied the NEBRAS model and made certain other allocations that were unfavorable to SCL.  SCL has not quantified its damages with respect to those counterclaims.

The arbitration, before an arbitrator who heard neither the 2006 Services Agreement arbitration nor the 2007 Change of Control arbitration, is to proceed with hearings on the EMA Overpayment claim (for which retained earnings has been adjusted — see Note 14) in May/ June 2008 and on the balance of the claims, in July/ August 2008.  Decisions are expected to be rendered within a month of the conclusion of each set of hearings.

14.     PRIOR PERIOD ADJUSTMENT

In 2007, GE SeaCo management discovered an error in the allocation of the profits of its domestic operations from the inception of the joint venture (See Note 13).  The amounts recorded on the books of GE SeaCo were not in accordance with the EMAs and other joint venture documents.  Instead, since inception of the joint venture through 2006, GE SeaCo first attributed the domestic business’s revenues to the EMA, Pooled and Owned fleets on the basis of purported intercompany lease costs and then made a fixed quarterly manual adjustments to redistribute certain of the remaining combined earnings of the domestic businesses from the Pooled fleet to the other fleets.  The EMAs and the other joint venture documents required allocation on the basis of end-user not intercompany lease revenues and actual costs of the applicable units.  As a result of the investigation performed by a team of forensic accountants (see Note 13), it was determined that after the effect of management fees, the SCL EMA fleet benefited by $14,514,000, while the GE Capital EMA fleet was disadvantaged by $55,000 and the GE SeaCo fleets holding owned or leased-in assets were disadvantaged by $14,459,000.

The Combined and Consolidated Statements of Operations has been restated from the amounts previously reported as follows (dollars in thousands):

		2006 As		2005 As
	2006 As	Previously	2005 As	Previously
	Restated	Reported	Restated	Reported

REVENUE	$328,792	$328,951	$344,781	$343,749

EXPENSES:
Depreciation	70,517	70,517	69,739	69,739
Operating	91,745	93,340	122,919	123,930
Selling, general and administrative	64,068	64,068	58,165	58,165

TOTAL EXPENSES	226,330	227,925	250,823	251,834

EARNINGS FROM OPERATIONS BEFORE NET FINANCE COSTS	102,462	101,026	93,958	91,915

The Combined and Consolidated Balance Sheets have been restated from the amounts previously reported as follows (dollars in thousands):

		2006 As
	2006 As	Previously
	Restated	Reported
LIABILITIES AND QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY
CURRENT LIABILITIES:
ACCOUNTS PAYABLE	$67,033	$67,033
ACCRUED LIABILITIES	38,568	38,568
DIVIDENDS PAYABLE	5,406	5,406
AMOUNTS DUE TO PARENT COMPANIES	9,200	23,659
CURRENT PORTION OF DEBT	92,780	92,780
TOTAL CURRENT LIABILITIES	212,987	227,446
DEBT	773,153	773,153
DEFERRED TAX LIABILITIES	3,829	3,829
TOTAL LIABILITIES	989,969	1,004,428
QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY:
CLASS A, B, C AND E QUOTAS AND LLC UNITS	112,725	112,725
RETAINED EARNINGS	236,690	222,231
ACCUMULATED OTHER COMPREHENSIVE INCOME	260	260
TOTAL QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY	349,675	335,216
TOTAL LIABILITIES AND QUOTAHOLDERS’ AND UNITHOLDERS’ EQUITY	$1,339,644	$1,339,644

SCL has asserted in the arbitration that the manner in which GE SeaCo historically calculated profits of domestic operations was not inconsistent with or violative of the EMAs or other joint venture documents.  As a result, SCL has denied liability in the arbitration.  Moreover, SCL has asserted that if there is to be any recalculation of the amounts due under the SCL EMA, SCL would be entitled to an additional $5,600,000 plus whatever interest is permitted.  Accordingly, SCL has filed a counterclaim for that amount.  GE SeaCo’s litigation counsel has recently made available a forensic accounting report that was commissioned for the arbitration, which purports to calculate the amount due using another methodology.  GE SeaCo management represents that the restatements in the Combined and Consolidated Statements of Operations for 2006 and 2005 and in the Combined and Consolidated Balance Sheets for 2006 being made in the Combined and Consolidated Financial Statements issued herewith are based on that forensic accounting report. SCL has not yet had adequate time to evaluate that forensic accounting report or the underlying data it purports to rely on. SCL has made clear to GE SeaCo that it reserves all rights and defenses with respect to the EMA claim and the arbitration